SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)  March 20, 2008
____________________________________________________

(formerly Mediquip Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	75-2263732
(formerly Delaware)	(IRS Employer Identification Number)
(State or other jurisdiction of incorporation or organization)

15473 East Freeway
Channelview, Texas 77530
(Address of principal executive offices)

Ronald E. Smith, President
Deep Down, Inc.
15473 East Freeway
Channelview, Texas 77530
(Name and address of agent for service)

(281) 862-2201
(Telephone number, including area code of agent for service)

Section 2 – Financial Information

Item 2.01 – Completion of Acquisition or Disposition of Assets

(OTCBB: DPDW) Effective December 1, 2007, Deep Down, Inc. (the “Company”) consummated an Agreement and Plan of Merger with Mako Technologies, Inc. (“Mako”), a Louisiana corporation that provides for the acquisition of substantially all of the common stock of Mako.  The Company formed a wholly-owned subsidiary, Mako Technologies, LLC, a Nevada limited liability corporation, to complete the acquisition.  The Company announced the Letter of Intent to purchase Mako on June 21, 2007 and definitive agreements were signed on December 18, 2007. The Company announced the closing on January 9, 2008.

Mako’s headquarters and operations are located at 125 Mako Lane, Morgan City, Louisiana, 70380. Mako serves the growing offshore petroleum and marine industries with technical support services, and products vital to offshore petroleum production, through rentals of its remotely operated vehicles, topside and subsea equipment, and diving support systems used in diving operations, maintenance and repair operations, offshore construction, and environmental/marine surveys.

The acquisition of Mako has been accounted for using purchase accounting since Deep Down acquired substantially all of the assets, debts, employees, intangible contracts and business of Mako.

The purchase price of Mako is $13,753,449, including certain capitalized costs of acquisition. The purchase price consists of a maximum of $5.0 million in cash and 11,269,841 shares of restricted common stock of Deep Down valued at $0.76 per share, plus transaction costs of $188,369.  The first installment of $2,916,667 in cash and 6,574,074 restricted common shares was distributed to the shareholders of Mako on January 4, 2008.  The balance of up to $2,083,333 cash and 4,695,767 restricted common shares will be paid upon the completion of certain procedures to verify adjusted EBITDA expectations for the fiscal year ending December 31, 2007.  The transaction was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

On January 4, 2008, Deep Down received an additional $6.0 million under its secured credit agreement with Prospect Capital Corporation to fund the cash portion of its acquisition of Mako.  Additionally, as part of Prospect’s requirements, Deep Down paid the remaining balances due on Mako’s long-term debt for a total of $918,709, including accrued interest, in January 2008.

The table below reflects the details of the purchase price payments, assuming the full second payment is due to the Mako shareholders based on the outcome of achieved adjusted EBITDA as noted above:

	1st Installment	2nd Installment	Total
Common stock par	$6,574	$4,696	$11,270
Paid in capital	4,989,723	3,564,087	8,553,810
Cash	2,916,667	2,083,333	5,000,000
	$7,912,964	$5,652,116	13,565,080
Capitalized acquisition costs			188,369
Total purchase price			$13,753,449

The purchase price of $13,753,449 included approximately $188,369 of transaction expenses, plus the assumption of leases of real and personal property and ongoing accounts payable and bank loans in exchange for substantially all of the assets, including construction in progress, fixed assets and accounts receivable and the transfer of all employees. The acquisition price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values with the excess being recorded in goodwill.  The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Summary of assets purchased
Cash and cash equivalents	$280,841
Accounts receivable	1,515,074
Construction in progress	279,590
Prepaid expenses	179,583
Property, plant and equipment, net	3,299,140
Intangibles	4,669,000
Goodwill	5,077,918
Total assets acquired	15,301,146

Accounts payable and accrued liabilities	728,313
Long term debt	819,384
Total liabilities acquired	1,547,697
Net assets acquired	$13,753,449

The Company obtained an independent valuation of the assets and liabilities as of the purchase date of December 1, 2007.  The fair value of the property, plant and equipment will be depreciated over estimated useful lives of 3 to 8 years using the straight-line method.  The Company has estimated the fair value of Mako’s identifiable intangible assets as follows:

	Estimated Fair Value	Average Remaining Useful Life
Customer List	$1,011,000	8
Non-Compete Covenant	447,000	5
Trademarks	3,211,000	25
	$4,669,000

The allocation of the purchase price was based on preliminary estimates.  Estimates and assumptions are subject to change upon the receipt of management’s review of the final amounts and final tax returns.  This final evaluation of net assets acquired is expected to be completed no later than one year from the acquisition date and any future changes in the value of the net assets acquired will be offset by a corresponding change in goodwill.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1                  Audited financial statements of Mako Technologies, Inc.
Exhibit 99.2                  Unaudited Pro Forma Combined Condensed Financial Statements of Deep Down Inc., and Mako Technologies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEP DOWN, INC.

By: /s/ Ronald Smith
Ronald Smith, President
Date: March 20, 2008